EXHIBIT 8

                  [LETTERHEAD OF DUANE, MORRIS & HECKSCHER LLP]


September 24, 2001

Board of Directors
Zions Bancorporation
One South Main, Suite 1380
Salt Lake City, Utah 84111

Board of Directors
Minnequa Bancorp, Inc.
401 West Northern Avenue
Pueblo, Colorado 81004-3100

     Re: Proposed Merger of Minnequa Bancorp, Inc. with and into Zions Bancorporation and Proposed Merger of The Minnequa Bank of Pueblo with and into Vectra Bank Colorado, National Association

Ladies and Gentlemen:

     We have acted as counsel to Zions Bancorporation, a Utah corporation ("Zions Bancorp"), in connection with the Agreement and Plan of Reorganization, dated as of July 10, 2001 (the "Agreement"), among Zions Bancorp, Vectra Bank Colorado, National Association, a national banking association and direct wholly-owned subsidiary of Zions Bancorp ("Vectra Bank"), Minnequa Bancorp, Inc., a Colorado corporation (the "Company"), The Minnequa Bank of Pueblo, a Colorado corporation and direct wholly-owned subsidiary of the Company (the "Bank"), and Mahlon T. White, and the related Holding Company Merger Agreement and Bank Merger Agreement, whereby the Company will be merged with and into Zions Bancorp, with Zions Bancorp being the surviving corporation (the "Holding Company Merger") and, immediately after the effectiveness of the Holding Company Merger, the Bank will be merged with and into Vectra Bank, with Vectra Bank being the surviving corporation (the "Bank Merger"). The Holding Company Merger and the Bank Merger are collectively referred to as the "Reorganizations".

     In accordance with section 4.4 of the Agreement, this opinion addresses the material federal income tax consequences of the Reorganizations.

     Except as otherwise defined herein, all terms defined in the Agreement shall have the same meaning when used in this opinion.

     The elements of the Reorganizations are as follows:

     (1) Pursuant to the Agreement, the Holding Company Merger Agreement, the provisions of Section 16-10a-1101 et seq. of the Utah Business Corporation Act and Section 7-111-101 et seq. of the Colorado Business Corporation Act, the Company will merge with and into

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Zions Bancorp, with Zions Bancorp being the surviving corporation. Each holder of shares of the Company Common Stock issued and outstanding held of record by such stockholder as of the Effective Date will receive in exchange for each share of Company Common Stock, a combination of Zions Bancorp Stock and cash. The value of such Zions Bancorp Stock and cash received for each such share of Company Common Stock will be calculated by dividing the Consideration by the total number of shares of Company Stock issued and outstanding on the Effective Date. Except for cash received in lieu of fractional shares of Zions Bancorp Stock, 55 percent of the value of such Zions Bancorp Stock and cash will comprise Zions Bancorp Stock, and 45 percent of the value of such Zions Bancorp Stock and cash will comprise cash. Zions Bancorp will not issue fractional shares of its stock. In lieu of fractional shares of Zions Bancorp Stock, if any, each Company stockholder who is entitled to a fractional share of Zions Bancorp Stock will receive an amount of cash equal to the product of such fraction times the Average Closing Price.

     (2) Pursuant to the Agreement, the Bank Merger Agreement, the provisions of
Section 215a of the National Bank Act and Section 7-111-101 et seq. of the Colorado Business Corporation Act and immediately after the effectiveness of the Holding Company Merger, the Bank will merge with and into Vectra Bank, with Vectra Bank being the surviving corporation and the outstanding shares of the common stock of the Bank will be canceled.

                                     *******

     In rendering our opinion, we have examined and relied upon but have not independently verified the accuracy and completeness of the facts, information, covenants and representations contained in the Agreement, the Holding Company Agreement, the Bank Merger Agreement and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon representation letters furnished to us by Zions Bancorp and the Company, dated September 24, 2001 and September 4, 2001, respectively. Where such statements and representations are made to the best of the knowledge of the person making such statement or representation, we have assumed the facts to be as so stated and represented. We have also assumed that the Reorganizations will be consummated in accordance with the Agreement, the Holding Company Merger Agreement, the Bank Merger Agreement and the Registration Statement, including the Proxy Statement/Prospectus, as filed with the Securities and Exchange Commission on Form S-4. Finally, we have assumed that the aggregate fair market value of the shares of Zions Bancorp Stock to be received by Company stockholders in exchange for Company Common Stock will be equal to or greater than 40% of the aggregate fair market value of such shares of Zions Bancorp Stock plus the total amount of cash and other consideration received by Company stockholders (including cash received in lieu of fractional shares) in exchange for Company Common Stock.

     Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions. In addition, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies.

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     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, and interpretive rulings as we have considered relevant as in effect as of the date hereof. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.

                                     *******

     Based solely upon the foregoing, we are of the opinion that under current law for United States federal income tax purposes:

     (i)  The Holding Company Merger will qualify as a "reorganization" under
          Section 368(a)(1) of the Code. Zions Bancorp and the Company will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

     (ii) Neither Zions Bancorp nor the Company will recognize any gain or loss in the Holding Company Merger.

    (iii) Any gain realized by a Company stockholder who receives Zions Bancorp Stock and cash (excluding any cash received in lieu of a fractional share of Zions Bancorp Stock) in exchange for Company Common Stock pursuant to the Holding Company Merger will be recognized in an amount not in excess of the amount of the cash received (excluding any cash received in lieu of a fractional share of Zions Bancorp Stock), that gain will be capital gain unless the receipt of the cash has the effect of the distribution of a dividend, and any loss on the exchange will not be recognized.

     (iv) The tax basis of the Zions Bancorp Stock received by a Company stockholder pursuant to the Holding Company Merger (including any fractional share of Zions Bancorp Stock to which that stockholder may be entitled) will be the same as the basis of the Company Common Stock exchanged therefor, decreased by the amount of cash received, if any (excluding any cash received in lieu of a fractional share of Zions Bancorp Stock), and increased by the amount of gain, if any, recognized on the exchange.

     (v) The holding period of the Zions Bancorp Stock received by a Company stockholder pursuant to the Holding Company Merger (including any fractional share interest to which that stockholder may be entitled) will include the holding period of the Company Common Stock exchanged therefor, provided the Company Common Stock is held as a capital asset by the stockholder at the Effective Date of the Holding Company Merger.

     (vi) A Company stockholder who receives cash instead of a fractional share of Zions Bancorp Stock pursuant to the Holding Company Merger will be treated as if such stockholder received the fractional share of Zions Bancorp Stock, which was then

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          redeemed by Zions Bancorp for cash and will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the stockholder's shares of Company Common Stock allocable to that fractional share. This gain or loss generally will be capital gain or loss provided the Company Common Stock was held by the Company stockholder as a capital asset, and generally will be long-term capital gain or loss if the holding period of the Company Common Stock exchanged for a fractional share was more than one year as of the Effective Date of the Holding Company Merger.

    (vii) The Bank Merger will qualify as a "reorganization" under Section 368(a)(1) of the Code. Vectra Bank and the Bank will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

   (viii) Neither Vectra Bank nor the Bank will recognize any gain or loss in the Bank Merger.

                                     *******

     Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Holding Company Merger, the Bank Merger or of any transactions related thereto. This opinion does not deal with all tax aspects of federal income taxation that may affect particular Company stockholders in light of their individual circumstances, and may not apply to tax-exempt organizations, non-United States persons, holders who hold their Company Common Stock as part of a hedging transaction, straddle or conversion transaction, holders who do not hold their Company Common Stock as capital assets and holders who acquired their Company Common Stock pursuant to the exercise of options or otherwise as compensation.

     This opinion is not to be used, quoted, circulated or otherwise referred to without our express written permission, except that we hereby consent that it may be filed as an Exhibit to the Registration Statement to be filed with the Securities and Exchange Commission on Form S-4.


                                         Very truly yours,

                                         /s/ Duane Morris & Heckscher LLP